EXHIBIT 99.1

                                                           For Immediate Release


              NTL INCORPORATED COMPLETES ACQUISITION OF AUSTRALIAN
                              TRANSMISSION NETWORK

New York, New York (April 30, 1999) - NTL Incorporated  (NASDAQ:  NTLI;  EASDAQ:
NTLI.ED) announced today that its wholly-owned subsidiary, NTL Australia, has completed the previously announced acquisition of the Australian Transmission Network ("NTN").

NTN operates from over 560 tower sites and provides exclusive television and radio transmission services to Australia's only national TV and radio broadcasters, ABC and SBS. In addition, NTN serves regional and community TV and radio broadcasters, and provides equipment hosting services to telecom operators and emergency service communications providers on its towers. NTN's customers include Telstra, WIN Television, Prime Television, Vodafone and Air Services Australia. NTN holds long term contractual relationships with the majority of its customers.

NTL Australia purchased all of the shares of National Transmission Company (the entity which now holds all of the NTN assets) for an aggregate purchase price of approximately $650 million Australian ($423 million US).

NTL also announced that its wholly-owned subsidiary NTL Communications Corp. (formerly NTL Incorporated) funded $500 million to NTL Incorporated, principally to finance the acquisition of NTN.

NTL is a leading alternative telecommunications company in the United Kingdom. The company offers local business and residential telephony, residential cable television and Internet services over advanced broadband fiber networks in six major franchise areas in the UK. Through its national telecoms services division, the company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and radio communications services. The company's broadcast services division operates a national broadcast transmission network of more than 1,300 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.

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For further information contact: In the U.S.: John F. Gregg, Managing Director -
Corporate Development;  Bret Richter, Director - Corporate Development;  Richard
J. Lubasch, Senior Vice President - General Counsel; or Kathy Makrakis, Director
- Investor Relations at (212) 906-8457; in the UK: Alison Smith at 01252-402662; or via e-mail at investor_relations@ntli.com.